Exhibit 10.1

AGREEMENT AND GENERAL RELEASE AND WAIVER

Paul Intlekofer (the “Executive”) and NUTRITION 21, INC. with its principal office at 4 Manhattanville Road, New York 10577 (the “Company” or “Nutrition 21”), on behalf of itself and its officers, directors, shareholders, Executives, agents and parent, affiliates, predecessor, successor, subsidiary, and other related companies, and each of them jointly and severally (hereinafter singularly and collectively referred to as the “Company”), hereby enter into the following Agreement and General Release and Waiver (the “Agreement”), concerning the Executive’s resignation from the Company.

1.    The Executive confirms that on March 20, 2008 he resigned as a director, officer and Executive of the Company and its subsidiaries and affiliates, and that he was thereafter given at least 21 days to consider this Agreement and decide for himself whether or not he wants to sign this Agreement.

2.    The Executive consulted with Kollman & Saucier, P.A. attorneys of his choice, concerning this Agreement and the implications of Executive signing or not signing the Agreement.

3.    The Executive has carefully considered other alternatives to executing this Agreement and has entered into this Agreement voluntarily and of the Executive’s own free will.

4.    The Executive is entitled to change his mind and revoke this Agreement within seven days after signing it. This Agreement will become effective only if Executive has not exercised his option to revoke the Agreement within seven days after its execution and Executive complies with paragraph eleven (11) of this Agreement.

5.    If this Agreement becomes effective:

(a)    The Company will pay Executive the sum of $223,048. The payment will be made in 18 equal semi-monthly installments on the first and fifteenth of each month from April 2008 through December 2008 (the “Severance Period”). Any payments that are withheld because this Agreement is not yet effective shall be paid to Executive immediately on the date this Agreement becomes effective. Additionally, if Executive elects to continue his group health insurance coverage, the Company will pay Executive’s COBRA costs through the Severance Period.

(b)    Executive acknowledges that he will be entitled to only such compensation and benefits as are provided to him under and subject to the terms of this Agreement,.

(c)    Executive may exercise his 1,116,667 vested stock options only so long as this Agreement is in effect and such options shall expire on December 31, 2008 or, if earlier, on his breach of this Agreement. Executive is also vested in 66,000 shares of restricted stock. Executive acknowledges that he has no other options or restricted stock or other equity interests granted by the Company, and that he will not after the date hereof vest in any options or restricted stock or other equity interests granted by the Company, whether or not he provides consulting or other services to the Company.

6.    The Executive acknowledges that he knows that there are various State and Federal laws which prohibit employment discrimination on the basis of age, sex, race, color, creed, national origin, marital status, religion, disability, veteran status, or other protected classifications and that these laws are enforced through the Federal Equal Employment Opportunity Commission, and various state, city, county and local human rights agencies. In particular, the Executive knows that he may have rights under the Federal Age Discrimination in Employment Act, which prohibits companies from discriminating against Employees because of their age. In consideration for the Company making the payment described in paragraph five (5) of this Agreement, which the Executive is not otherwise entitled to receive, the Executive intends to voluntarily give up any rights he may have under these or any other laws with respect to his prior employment with the Company or termination of his employment, including his rights under the Age Discrimination in Employment Act. The Executive agrees that, as of the date of this Agreement, the Company has not (a) discriminated against him, (b) breached any express or implied contract with him, or (c) otherwise acted unlawfully toward him. In this regard, the Executive acknowledges he has received all compensation and benefits due him.

7.    In exchange for the money and option exercise rights set forth in this Agreement, the Executive, his heirs, personal representatives, successors and assigns, hereby releases and discharges the Company, its successors, subsidiaries, and their officers, directors and Executives (“Releasees”) from all claims, liabilities, demands or causes of action, known or unknown, arising out of or in any way connected with or related to the Executive’s employment and the termination thereof with the Company from the beginning of the world up to and including the effective date of this Agreement, except for rights granted under this Agreement and except for any indemnification rights under the Company’s certificate of incorporation and by-laws. This includes, but is not limited to, claims of entitlement to change of control payments or to options, restricted common stock and SAR’s or other equity or equity-related instruments not referred to herein, wrongful discharge, breach of any implied or express contract, whether oral or written, fraud, misrepresentation, or any other tort. This also includes any claims based on any local, state or federal statute relating to age, sex, race, or any other form of discrimination such as, but not limited to, the Age Discrimination In Employment Act, Title VII of the Civil Rights Act of 1964, and other similar state and local anti-discrimination laws.

8.    Cooperation.

(a)    During the Severance Period, Executive agrees to serve as a consultant to the Company from time to time as reasonably requested by Michael Fink or Gerard Butler, or their designees. Executive agrees to make every reasonable effort to accommodate the Company’s scheduling needs; provided that such consultations shall not unreasonably interfere with Executive’s ability to seek and/or maintain full-time employment elsewhere and nothing in this Agreement prohibits Executive from providing consulting or other services to third parties. If the Company requests that Executive attend a meeting outside of the Baltimore, Maryland area, the Company will pay for economy travel costs and lodging.

(b)    In addition to his obligations during the Severance Period, Executive agrees to provide Nutrition 21 from time to time telephone consultation, and if reasonably deemed necessary by Nutrition 21, consultation in person at mutually agreeable times, which agreement on the part of Executive will not be unreasonably withheld, concerning his work for Nutrition 21. For the avoidance of doubt, Nutrition 21 is not requiring any substantive work from Executive. The consultation contemplated by this Paragraph 8(b) relates exclusively to such matters as, for example, interpreting handwritten notes that may be illegible, locating hard copy or computer files, etc. Executive also agrees to promptly sign and return documents that require Executive's signature, and have such documents notarized and/or witnessed if required, e.g. patent assignment documents. If Nutrition 21 deems it necessary to consult with Executive in person and requests that Executive attend a meeting outside of the Baltimore, Maryland area, the Company will pay for economy travel costs and lodging.

(c)    Executive will for no additional compensation cooperate fully and at reasonable times with the Company and its subsidiaries in all litigations and regulatory proceedings on which the Company or any subsidiary seeks Executive’s assistance and as to which Executive had any knowledge or involvement. Without limiting the generality of the foregoing, Executive will be available to testify at such litigations and other proceedings, and will cooperate with counsel to the Company in preparing materials and offering advice in such litigations and other proceedings. Except as required by law and then only upon reasonable prior written notice to the Company, Executive will not in any way cooperate or assist any person or entity in any matter which is adverse to the Company or which is adverse to any person who at any time is or was an officer or director of the Company. Notwithstanding the foregoing, the Company will reimburse Executive for out of pocket expenses incurred in connection with attendance at litigation matters that require travel.

9.    Executive confirms that any inventions, whether or not patentable, made while a consultant to or employee of the Company prior March 20, 2008, or that relate to the business of the Company and are made prior to December 31, 2009, are the sole and exclusive property of the Company. Executive agrees that at no time will he disclose or use any confidential information received or acquired during the Executive’s employment, including but not limited to trade secrets and any proprietary information. Executive agrees that until December 31, 2009, he will not directly or indirectly compete with Nutrition 21 or engage in or participate in any business (in whatever capacity, whether as owner, consultant, adviser, Executive or otherwise), which competes with the business of Nutrition 21. The preceding sentence does not prohibit Executive from passively owning up to 2% of the voting securities of any entity that files public reports under the Securities Exchange Act of 1934; nor does it prohibit him from being employed by an entity that has a division that competes with the Company, so long as he is employed by a division of the entity that does not compete with the Company and he has no contact with divisions of the entity that do compete with the Company. Executive further agrees that until December 31, 2009, he will not directly or indirectly employ or retain any person who was an employee or consultant to the Company at any time from and after January 1, 2007 (an “Employed Person”), or solicit or induce an Employed Person to leave the employee or stop being a consultant to the Company, whether or not such employment or retention or such proposed employment or retention is by Executive or by any entity by which he is employed or retained. This Section 9 may be enforced by injunction (without posting bond or other security), as well as by other remedies.

10.    Executive will promptly advise the Company in writing should he at any time be contacted by any person or entity (including, without limitation, any private investigator) who seeks any information whatsoever with respect to the Company, or any of its Executives, directors or officers, or any of its products, services or procedures, and he will shall forthwith furnish to the Company a complete and accurate report of all communications by or with any such person or entity. Except as otherwise required by law (and then only upon 10 days’ prior written notice to the Company), neither party will from and after the date hereof in any way or to any person, denigrate or derogate the Company or any of its subsidiaries, or any person who was at any time an Executive, officer or director of the Company, or any products, services or procedures, whether or not such denigrating or derogatory statements shall be true and are based on acts or omissions which were learned or are learned by heretofore or from and after the date hereof or on acts or omissions which occurred at any time heretofore or which occur at any time from and after the date hereof, or otherwise.

11.    If he has not already done so, the Executive will forthwith return to the Company all Company property, proprietary documents and materials in the Executive’s possession. Such property, documents, and materials include, but are not limited to, an automobile, computer hardware, telephones, keys, correspondence, notes and notebooks, drawings, prints, photographs, tape recordings, marketing information, sales information, customer information, customer lists, computer software disks and other written, typed, printed or recorded materials to which the Executive had access or which the Executive developed during the course of his employment with the Company and all copies thereof. The Executive will forthwith provide the Company with an inventory of the Company’s property in his possession.

12.    The Executive affirms that no promise, inducement or agreement not expressed in this Agreement has been made, and this Agreement contains the entire agreement of the parties.

13.    This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal or state statute or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or any other possible or claimed violation of law or rights. The federal and state courts sitting in the State of New York shall have exclusive jurisdiction with respect to this Agreement. Trial by jury is waived.

14.    If a court of competent jurisdiction finds any provisions of this Agreement unenforceable under applicable law, the enforceability of all other provisions shall not be affected by such partial unenforceability, and the remainder shall continue to be binding and in full force and effect.

15.    The Executive hereby agrees and acknowledges that since March 20, 2008 he has no longer been employed by the Company and further agrees and acknowledges that he will make no further attempt, at any time, to seek employment with the Company and/or any affiliated company, subsidiary, or division.

16.    This Agreement shall not be interpreted in favor of or against either party on account of such party having drafted this Agreement.

17.    If any party to this Agreement breaches any of the terms of this Agreement, then that party shall pay to the non-defaulting party all of the non-defaulting party’s costs and expenses, including attorney’s fees, incurred by that party in enforcing the terms of this Agreement.

18.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same Agreement.

19.    The parties shall execute any other instruments and/or documents that are reasonable or necessary to implement this Agreement.

20.    The Executive agrees to keep this Agreement confidential and not to reveal its contents to anyone except his attorney or his financial consultant.

21.    This Agreement constitutes the entire agreement between the Executive and the Company and it may only be modified, altered or changed in writing, signed by both the Company and the Executive. It may be signed in counterparts and by facsimile.

22.    This Agreement shall be subject to and governed by the laws of the State of New York.

BY SIGNING THIS AGREEMENT AND GENERAL RELEASE AND WAIVER, THE EXECUTIVE STATES THAT: he HAS READ IT; He UNDERSTANDS IT AND KNOWS THAT HE IS GIVING UP IMPORTANT RIGHTS; he AGREES WITH EVERYTHING IN IT; HE WAS TOLD, IN WRITING, TO CONSULT AN ATTORNEY BEFORE SIGNING IT; HE HAS BEEN GIVEN THE OPPORTUNITY TO REVIEW THE AGREEMENT FOR 21 DAYS AND THINK ABOUT WHETHER OR NOT HE WANTED TO SIGN IT; AND HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.

THEREFORE, the Executive and the Company now voluntarily and knowingly execute the Agreement and General Release and Waiver as of this 28 day of March 2008.

/s/ Paul Intlekofer
Paul Intlekofer

NUTRITION 21, INC.

By:	/s/ Benjamin T. Sporn
Benjamin T. Sporn